Exhibit 99.1

News Release

Miller Corporate Center

Media Relations:	For Immediate Release
Charles E. Coleman (626) 304-2014
communications@averydennison.com

Investor Relations:
Cynthia S. Guenther (626) 304-2204
investorcom@averydennison.com

AVERY DENNISON ELECTS

ROLF BÖRJESSON NEW DIRECTOR

PASADENA, Calif. – December 2, 2004 – Avery Dennison Corporation (NYSE:AVY) today announced that its board of directors has elected Rolf Börjesson as a director of the Company, effective January 5, 2005.

Börjesson, 62, is chairman of Rexam PLC, one of the world’s top five consumer packaging companies and the leading beverage can manufacturer. Headquartered in London, U.K., Rexam reported revenue of £3.2 billion ($6.1 billion) in 2003.

“We are pleased to have Rolf Börjesson join our board of directors,” said Philip M. Neal, chairman and chief executive officer of Avery Dennison. “Rolf’s superb strategic instincts and outstanding managerial skills have enabled Rexam to become one of the premier companies in the global consumer packaging industry. He is an exceptional leader with valuable international business expertise that will greatly benefit Avery Dennison as we continue to grow in markets around the world.”

Börjesson joined Rexam in 1996 as chief executive officer and served in that role until May 2004 when he assumed the chairman position at the company. Under his leadership, Rexam completed a series of strategic actions, including the completion of more than 100 acquisitions and divestitures, which transformed the company from a diversified industrial conglomerate into a highly focused consumer packaging company. Rexam grew to become the world’s largest producer of beverage cans during Börjesson’s tenure, supplying its products to many leading global brand names.

Prior to joining Rexam, Börjesson was chief executive officer of European beverage packaging group PLM AB. During his years at the company, he oversaw significant expansion of the company’s operations and market presence throughout Europe. Börjesson later directed the acquisition of PLM by Rexam in 1999. Before working at PLM, Börjesson served in senior management positions based in Europe at several U.S. companies, including ITT Industries and Dresser, Inc.

Börjesson serves as a director on the board of SCA AB (Svenska Cellulosa Aktiebolaget), one of the world’s largest pulp and paper manufacturers based in Stockholm, Sweden. He is also a board member of Copenhagen Airports A/S, a publicly traded company in Denmark with international operations in China, Mexico and the U.K., as well as Scandinavia. In the past, he has been a board member of Svenska Handelsbanken, the Swedish international bank; Frigoscandia, a global leader in freezing technology for food applications; Midway, a Swedish investment company; and Invensys, a global automation, controls and process solutions company.

Börjesson earned a master of science degree in chemical engineering from the Chalmers Institute of Technology at the University of Gothenburg in Sweden. He is a Swedish citizen and currently lives in London.

Avery Dennison is a global leader in pressure-sensitive technology and innovative self-adhesive solutions for consumer products and label materials. Based in Pasadena, Calif., the Company had 2003 sales of $4.8 billion. Avery Dennison develops, manufactures and markets a wide range of products for consumer and industrial markets, including Avery-brand office products and graphics imaging media, Fasson-brand self-adhesive materials, peel-and-stick postage stamps, reflective highway safety products, automated retail tag, labeling and branding systems, and specialty tapes and polymers.